Crimson Wine Group Announces Nathan Stern

As Vice President Direct to Consumer Sales

NAPA, Calif. (May 4, 2015) – Crimson Wine Group (OTCBB: CWGL) today announced the appointment of Nathan Stern to the position of Vice President Direct to Consumer Sales.  A seasoned veteran in the luxury wine and beverage industry, Nathan will report directly to President and CEO Patrick DeLong.  In this role, he will be responsible for leading direct to consumer sales for Crimson’s luxury wine portfolio.

“The success of consumer direct sales is pivotal for Crimson as it enters its next phase of growth,” said DeLong.  “We are excited to add Nathan Stern’s creativity and innovation to expand our customer base and continuously improve our customer service.”

Nathan comes to Crimson from BevMo!, where he was most recently employed as the head of customer relationship management, responsible for developing and implementing an industry-leading CRM and loyalty programs, all direct marketing channels and leading the insights and customer service teams.  Nathan’s extensive beverage industry experience includes key roles focused on commercial, marketing and wine supply at companies including Treasury Wine Estates, Foster’s Brewing Group, Coles Liquor, and Altria Group Inc.

In addition to his beverage industry experience, Nathan’s diverse background includes more than fifteen years in business planning and consulting roles.  Nathan holds a Business and Law degree from Victoria University in Melbourne, Australia.

About Crimson Wine Group

Based in the Napa Valley, Crimson Wine Group is a luxury wine company that specializes in handcrafted, estate-grown wines originating from the highest quality winegrowing regions in the United States.  Crimson owns and manages over 895 acres of vineyard land across five distinct regions.  Crimson’s diverse collection of luxury domestic estates and wine brands includes Pine Ridge Vineyards (Napa, California), Seghesio Family Vineyards (Healdsburg, California), Archery Summit (Dayton, Oregon), Chamisal Vineyards (San Luis Obispo, California), and Double Canyon (Prosser, Washington).

For more information, please visit www.crimsonwinegroup.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding expectations that are not historical facts. These matters are subject to risks and uncertainties that could cause actual events and results to differ materially from those projected, anticipated or implied. Crimson is subject to additional risks and uncertainties as described under the heading “Risk Factors” in Crimson's annual report on Form 10-K for the year ended December 31, 2014 as filed with the Securities and Exchange Commission. Except to the extent required by applicable law, Crimson undertakes no obligation to update or revise any forward-looking statement.

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Media Contacts:  Jenna Hudson, Lauren Jennings, Morgan Moore, and Carly LoJacono at Glodow Nead Communications,  415.394.6500 or CrimsonPR@glodownead.com.